As filed with the Securities and Exchange Commission on December 31, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SAGENT TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3225290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 W. El Camino Real, Suite 300
Mountain View, California 94040
(Address of principal executive offices)

1998 Stock Option Plan
1999 Employee Stock Purchase Plan
(Full titles of the plans)

Andre Boisvert
Chairman and Chief Executive Officer
SAGENT TECHNOLOGY, INC.
800 W. El Camino Real, Suite 300
Mountain View, California 94040
(650) 815-3100
(Name, address and telephone number of agent for service)

Copies to:
Arthur F. Schneiderman, Esq.
Kathleen B. Bloch, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.001 par value, to be issued under the 1998 Stock Option Plan (the “1998 Plan”).	1,500,000	$0.21	$315,000.00	$28.98

Common Stock, $0.001 par value, to be issued under the 1999 Employee Stock Purchase Plan (the “Purchase Plan”).	673,409	$0.18	$121,213.62	$11.15

(1)    This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)    With respect to the 1,500,000 shares of Common Stock available for future grant under the 1998 Plan the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under which Rule the per share price was determined to be the average between the high and low prices reported in the Nasdaq SmallCap Market on December 24, 2002, which average was $0.21. With respect to the 673,409 shares of Common Stock available for future grant under the Purchase Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under which Rule the per share price was determined to be equal to 85% (see explanation in following sentence) of the average of the high and low price reported on the Nasdaq Stock Market on December 24, 2002, which average was $0.21. Pursuant to the Employee Stock Purchase Plan, the Purchase Price of a share of Common Stock is equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note:

This Registration Statement is filed with respect to the following shares of common stock of Sagent Technology, Inc. (the “Registrant”):

1.    1,500,000 additional shares of common stock that may be issued under the Registrant’s 1998 Stock Plan, as a result of a certain automatic annual increase in the number of authorized shares for issuance under such plan; and

2.    673,409 additional shares of common stock that may be issued under the Registrant’s 1999 Employee Stock Purchase Plan, as a result of certain automatic annual increases in the number of authorized shares for issuance under such plan.

Item 3.    Incorporation of Documents by Reference

We hereby incorporate by reference in this registration statement the following documents:

(a)    The description of our common stock to be offered hereby is contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on January 29, 1999 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(b)    Our annual report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002, pursuant to the Exchange Act.

(c)    Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed with the Commission on May 15, 2002, August 14, 2002 and November 14, 2002, respectively, pursuant to the Exchange Act.

(d)    Our definitive proxy statement on Schedule 14A for our 2002 annual meeting of stockholders, filed with the Commission on May 29, 2002, pursuant to the Exchange Act.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

The validity of the securities registered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), Palo Alto, California. Arthur F. Schneiderman, a member of WSGR, is Secretary of the Registrant. Mr. Schneiderman is also a holder of the Registrant’s common stock.

Item 6.    Indemnification of Directors and Officers

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws require that we indemnify our directors and officers to the extent permitted by Delaware law. We may, in our discretion, indemnify other employees and agents to the extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any of our officers, directors, employees or other agents for any liability incurred in that capacity or arising out of that status, regardless of whether indemnification is permitted under Delaware law.

We have also entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of our company, arising out of their services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we have obtained directors’ and officers’ insurance providing indemnification for some of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Moreover, a stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1*	Form of Registrant’s Common Stock Certificate.

4.2*	Sixth Amended and Restated Registration Rights Agreement, dated as of February 24, 1998, between the Registrant and the parties named therein.

4.3*	Common Stock Registration Rights Agreement, dated as of September 14, 1998, between the Registrant and Robert Hawk.

4.4**	Common Stock Rights Agreement, dated February 15, 2001, between the Registrant and the parties named therein.

4.5**	Registration Rights Agreement, dated January 19, 2001, between the Registrant and eGlobal Technology Holding Limited.

4.6***	Common Stock Rights Agreement, dated July 23, 2001, between the Registrant and the parties named therein.

4.7****	Investor’s Rights Agreement, dated November 1, 2002, between the Registrant and CDC Software Corporation.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., with respect to the legality of securities being registered.

10.1*	1998 Stock Plan and related agreements.

10.2*	1999 Employee Stock Purchase Plan and related agreements.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Page II-5).

*	Incorporated by reference to our registration statement on Form S-1 (File No. 333-71369) as declared effective by the Commission on April 14, 1999.

**	Incorporated by reference to our annual report on Form 10-K filed with the Commission on April 6, 2001.

***	Incorporated by reference to our current report on Form 8-K filed with the Commission on August 7, 2001.

****	Incorporated by reference to our registration statement on Form S-3 filed with the Commission on December 31, 2002.

Item 9.    Undertakings

(a)    Rule 415 Offering

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Filings incorporating subsequent Exchange Act documents by reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Request for acceleration of effective date or filing of registration statement on Form S-8

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 31, 2002.

SAGENT TECHNOLOGY, INC.

By:	/s/ ANDRE BOISVERT
Andre Boisvert Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Sagent Technology, Inc. hereby constitute each of Andre Boisvert and Steven Springsteel our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sagent Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDRE BOISVERT	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 31, 2002
(Andre Boisvert)

/s/ STEVEN R. SPRINGSTEEL	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 31, 2002
(Steven R. Springsteel)

/s/ ALI JENAB	Director	December 31, 2002
(Ali Jenab)

/s/ IRV LICHTENWALD	Director	December 31, 2002
(Irv Lichtenwald)

/s/ JOHN E. ZICKER	Director	December 31, 2002
(John E. Zicker)

SAGENT TECHNOLOGY, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Form of our Common Stock Certificate.

4.2*	Sixth Amended and Restated Registration Rights Agreement, dated as of February 24, 1998, between the Registrant and the parties named therein.

4.3*	Common Stock Registration Rights Agreement, dated as of September 14, 1998, between the Registrant and Robert Hawk.

4.4**	Common Stock Rights Agreement, dated February 15, 2001, between the Registrant and the parties named therein.

4.5**	Registration Rights Agreement, dated January 19, 2001, between the Registrant and eGlobal Technology Holding Limited.

4.6***	Common Stock Rights Agreement, dated July 23, 2001, between the Registrant and the parties named therein.

4.7****	Investor’s Rights Agreement, dated November 1, 2002, between the Registrant and CDC Software Corporation.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

10.1*	1998 Stock Plan and related agreements.

10.2*	1999 Employee Stock Purchase Plan and related agreements.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Page II-5).

*	Incorporated by reference to our registration statement on Form S-1 (File No. 333-71369) as declared effective by the Commission on April 14, 1999.

**	Incorporated by reference to our annual report on Form 10-K filed with the Commission on April 6, 2001.

***	Incorporated by reference to our current report on Form 8-K filed with the Commission on August 7, 2001.

****	Incorporated by reference to our registration statement on Form S-3 filed with the Commission on December 31, 2002.